UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form	8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 28, 2024
NEXTDECADE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36842	46-5723951
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana Street, Suite 3300
Houston, Texas		77002
(Address of principal executive offices)		(Zip code)
Registrant’s telephone number, including area code: (713) 574-1880
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common Stock, $0.0001 par value	NEXT	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On June 28, 2024, Rio Grande LNG, LLC, a Texas limited liability company (“RGLNG”) and an indirect subsidiary of NextDecade Corporation (“NextDecade” or the “Company”), issued and sold $1.115 billion aggregate principal amount of 6.580% Senior Secured Notes due 2047 (the “Notes”) pursuant to an indenture, dated as of such date, between RGLNG and Wilmington Trust, National Association, as Trustee (the “Indenture”). The sale of the Notes was not registered under the Securities Act of 1933 (the “Securities Act”), and the Notes were sold in a private placement in reliance on Section 4(a)(2) of the Securities Act. The Notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. Proceeds from the Notes will be used to reduce outstanding borrowings and commitments under RGLNG’s existing term loan facilities for Phase 1 at the Rio Grande LNG Facility.

The Notes will be amortized over a period of 18 years beginning in September 2029, with a final maturity in September 2047, and will accrue interest from June 28, 2024 at a rate equal to 6.58% per annum on the outstanding principal amount, with such interest payable semi-annually, in cash in arrears, on March 30 and September 30 of each year (or the next succeeding business day), beginning on September 30, 2024.

The Indenture is a senior secured debt instrument under the Common Terms Agreement, dated as of July 12, 2023, as amended (the “Common Terms Agreement”), by and among RGLNG, each senior secured debt holder representative that is a party thereto, and MUFG Bank, Ltd., as the P1 intercreditor agent. The Notes are senior secured obligations of RGLNG and rank pari passu with all of RGLNG’s existing and future indebtedness that is senior and secured by the same collateral securing the Notes, including all obligations under the other senior secured debt instruments pursuant to the Common Terms Agreement.

At any time or from time to time prior to June 30, 2047, RGLNG may redeem all or a part of the Notes at a redemption price equal to the “make-whole” price set forth in the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. RGLNG may also, at any time on or after June 30, 2047, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

The Indenture also contains customary terms and events of default and certain covenants that, among other things, limit RGLNG’s ability to incur additional indebtedness, make certain investments or pay dividends or distributions on equity interests or subordinated indebtedness or purchase, redeem, or retire equity interests, sell or transfer assets, incur liens, dissolve, liquidate, consolidate, merge, or sell or lease all or substantially all of RGLNG’s assets. The Indenture further requires RGLNG to submit certain reports and information to the Trustee and the holders of the Notes, maintain certain LNG offtake agreements, and maintain a debt service coverage ratio of at least 1.10:1.00 at the end of each fiscal quarter starting from the initial principal payment date. With respect to certain events, including a change of control event and receipt of certain proceeds from asset sales, events of loss or liquidated damages, the Indenture requires RGLNG to make an offer to repurchase the Notes at 101% (with respect to a change of control event) or par (with respect to each other event), in each case, on the terms specified in the Indenture. The Indenture covenants are subject to a number of important limitations and exceptions, including the terms and covenants contained in the Common Terms Agreement.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure.

The information in this Item 7.01 of this Current Report is being furnished pursuant to Item 7.01 of Form 8-K and, according to general instruction B.2. thereunder, the information in this Item 7.01 of this Current Report shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that Section. The information in this Item 7.01 of this Current Report shall not be incorporated by reference into any registration statement pursuant to the Securities Act or the Exchange Act.

On July 1, 2024, the Company issued a press release regarding RGLNG's issuance and sale of the Notes. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release issued by the Company on July 1, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: July 1, 2024

NEXTDECADE CORPORATION

By:	/s/ Vera de Gyarfas
Name: Vera de Gyarfas
Title: General Counsel